Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES THIRD QUARTER 2006 RESULTS

DALLAS, TX – October 26, 2006 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that as previously announced, net sales for the third quarter of 2006 increased 1.1% to $194.4 million compared to $192.3 million for the same prior-year quarter.  For the nine-month period ended September 30, 2006, net sales decreased 1.1% to $589.8 million compared to $596.6 million at September 30, 2005.  Comparable store sales decreased 4.6% and 6.9% for the third quarter and nine-month period ended September 30, 2006, respectively.

“We are pleased with the traction the Company achieved during the third quarter in terms of improving the age and content of inventory as well as traffic,” said Kathleen Mason, President and Chief Executive Officer.  “The home furnishings sector continues to be challenging and we are remaining flexible in our decisions and intently focused on the things we can control.”

Net income for the third quarter ended September 30, 2006 was $3.2 million or $0.08 per diluted share, compared to $8.2 million or $0.20 per diluted share for the third quarter of 2005, a decrease of $5.0 million or $0.12 per diluted share.  For the nine-months ended September 30, 2006, net income was $12.6 million or $0.30 per diluted share, compared to $25.4 million or $0.61 per share in the same prior-year period, a decrease of $12.8 million or $0.31 per diluted share.

Year-to-date, for the period ended September 30, 2005, net income and diluted earnings per share for the prior-year nine-month period, excluding the after-tax lease adjustment recorded in the first quarter of 2005 were $27.8 million and $0.67 per diluted share. On a non-GAAP basis, adjusting for recognition of stock compensation expense, diluted earnings per share for the third quarter and nine-month period ended September 30, 2006 were $0.10 and $0.35, respectively.  Please see the attached table for reconciliation.

Our full year 2006 guidance remains unchanged with estimated annual sales of approximately $945 million, mid-single digit negative comparable stores sales and diluted earnings per share of approximately $1.05 inclusive of an estimated $0.04 - $0.05 per diluted share of stock compensation expense.

Tuesday Morning management will review third quarter financial results in a teleconference call on October 26, 2006 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 772 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

# # #

Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended Sept. 30,		Nine-Months Ended Sept. 30,
	2006	2005	2006	2005
	unaudited		unaudited
Net Sales	$194,412	$192,276	$589,841	$596,626
Cost of sales	121,348	117,577	368,912	367,951
Gross profit	73,064	74,699	220,929	228,675

Selling, general and administrative expenses	67,341	61,387	199,732	188,181

Operating income	5,723	13,312	21,197	40,494

Other income (expense):
Interest expense	(792)	(552)	(1,545)	(922)
Interest income	5	—	106	98
Other income (expense), net	174	201	560	633
Other income (expense)	(613)	(351)	(879)	(191)

Income before income taxes	5,110	12,961	20,318	40,303

Income tax expense	1,947	4,748	7,716	14,894

Net income	$3,163	$8,213	$12,602	$25,409

Earnings Per Share:
Net income per common share:
Basic	$0.08	$0.20	$0.30	$0.62
Diluted	$0.08	$0.20	$0.30	$0.61

Weighted average number of common shares:
Basic	41,391	41,352	41,384	41,229
Diluted	41,574	41,913	41,642	41,768

Reconciliation of Reported Amounts to Non-GAAP Items (See Note)
Net income, as reported	$3,163	$8,213	$12,602	$25,409

Add: GAAP rent, net of tax	—	—	—	2,438

Adjusted net income, ex GAAP rent	3,163	8,213	12,602	27,847

Plus: Stock compensation expense, net of tax	973	—	2,111	—

Adjusted non-GAAP net income	$4,136	$8,213	$14,713	$27,847

Net income per share, diluted, as reported	$0.08	$0.20	$0.30	$0.61

Add: GAAP rent, net of tax	—	—	—	0.06

Adjusted net income per share, diluted	0.08	0.20	0.30	0.67

Add: Stock option expense, net of tax	0.02	—	0.05	—

Adjusted non-GAAP net incomeper share, diluted	$0.10	$0.20	$0.35	$0.67

Note:

The above schedule reconciles non-GAAP financial measures included in this press release to the most comparable GAAP financial measures.  Non-GAAP net income per share should not be considered as an alternative to net income per share or other GAAP financial measurements as an indicator of our operating performance.

The GAAP rent adjustment represents a one-time, non-cash cumulative adjustment to record GAAP rent in the first quarter of 2005 to properly reflect pre-opening or build-out periods of our stores prior to January 1, 2005.  This correction of accounting practices was made in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter of February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles to operating lease accounting matters.

The Company adopted FAS 123(R), Shared Based Payment, in the first quarter of fiscal 2006.  This accounting standard requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period.  The Company has applied the provisions of the modified prospective transition method in the first quarter of 2006. The Company did not record any stock-based compensation expense in 2005.

Management believes that comparative analysis of operating trends is enhanced by adjusting for these items in order to provide investors with a view of the Company’s operating performance in a manner similar to the method used by management to track performance from period-to-period and improve the investor’s ability to understand underlying trends in the Company’s operations. Because the GAAP rent adjustment is a one-time adjustment, it is not indicative of operating performance for the applicable period, nor should it be used in developing trend analysis for future periods.  Because stock compensation expense was not recorded in 2005, excluding the impact of stock compensation expense in the current year provides enhanced comparability to the prior year.

Consolidated Balance Sheets

(in thousands)

	Sept. 30,		Dec 31,
	2006	2005	2005
	unaudited
Assets
Current assets:
Cash and cash equivalents	$8,906	$6,146	$43,547
Inventories	302,533	293,358	230,639
Prepaid expenses and other assets	8,887	8,176	7,258
Deferred income taxes	5,071	5,991	5,071
Total current assets	325,397	313,671	286,515

Property and Equipment, net	86,888	88,610	87,786

Other long-term assets:
Deferred financing costs	556	728	685
Other assets	4,781	4,744	4,941

Total Assets	$417,622	$407,753	$379,927

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$103,778	$102,939	$74,975
Accrued liabilities	31,119	35,036	42,372
Income taxes payable	6,199	8,286	16,520
Total current liabilities	141,096	146,261	133,867

Revolving credit facility, excl. current portion	47,000	49,500	—
Deferred rent	4,571	4,481	4,431
Deferred income taxes	6,267	9,051	6,267
Total Liabilities	198,934	209,293	144,565

Stockholders’ equity	218,688	198,460	235,362
Total Liabilities and Stockholders’ Equity	$417,622	$407,753	$379,927

Consolidated Statement of Cash Flows

(in thousands)

	Nine-Months Ended Sept. 30,
	2006	2005
	unaudited
Net cash flows from operating activities:
Net income	$12,602	$25,409
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	12,255	10,713
Amortization of financing fees	129	128
Stock compensation expense	2,445	—
Cumulative effect of lease accounting adj.	—	3,898
Other non-cash charges	49	(4)
Net change in operating assets and liabilities	(64,853)	(91,479)

Net cash used in operating activities	(37,373)	(51,335)

Net cash flows from investing activities:
Capital expenditures	(11,357)	(12,991)

Net cash used in investing activities	(11,357)	(12,991)

Net cash flows from financing activities:
Net borrowings-revolving credit facility	47,000	49,500
Payment of cash dividend	(33,102)	(26,854)
Other	191	2,759

Net cash provided by (used in) financing act.	14,089	25,405

Net decrease in cash and cash equivalents	(34,641)	(38,921)

Cash and cash equivalents, beginning of period	43,547	45,067

Cash and cash equivalents, end of period	$8,906	$6,146